Exhibit 99.1

[LOGO OF SYNBIOTICS]

11011 Via Frontera San Diego, CA 92127 Tel: 858-451-3771 Fax: 858-451-5719

Paul R. Hays	Keith A. Butler

President & COO	Vice President and CFO
858-451-3771 x1401	858-451-3771 x1413
paulh@synbiotics.com	keith@synbiotics.com

Synbiotics Corporation Reports Third Quarter Results

San Diego, California: November 10, 2003 — Synbiotics Corporation (OTCBB: SBIO) today announced that its net income for the nine months ended September 30, 2003 was $1,459,000 or $0.07 per share ($0.03 per share on a fully-diluted basis), compared to a net loss of ($10,766,000) or ($0.80) per share for the prior year period. Synbiotics also reported a net loss for the third quarter ended September 30, 2003, of ($164,000) or ($0.01) per share, compared to a net loss of ($293,000) or ($0.02) per share for the prior year quarter.

The results for the nine months ended September 30, 2003, include a one-time litigation settlement benefit of $515,000 or $0.03 per share ($0.01 per share on a fully-diluted basis), whereas the prior year period was negatively impacted by one-time charges related to retention bonuses and goodwill impairment totaling $11,331,000 or $0.82 per share.

Synbiotics’ revenues were $4,169,000 for the third quarter ended September 30, 2003, a decrease of 7% from $4,484,000 for the prior year quarter. Revenues for the nine months ended September 30, 2003 were $15,190,000, a decrease of 11% from $16,998,000 for the prior year period.

Paul Hays, Synbiotics’ President and Chief Operating Officer, said, “We are pleased with our third quarter and nine month results considering we have been without our key Witness® products since late April. The restructuring implemented in 2002, together with continued cost containment, has allowed us to weather the storm with only marginal effects. As we have been preparing for the re-launch of our Witness® product line, we have been defining and developing our business fundamentals, such as strengthening our sales and marketing effort and better aligning our activities to our strategic plan, so that we will be poised for sound growth in future periods.”

Synbiotics Corporation develops, manufactures and markets veterinary diagnostics, instrumentation and related products for the companion animal, large animal and poultry markets worldwide. Headquartered in San Diego, California, Synbiotics manufactures and distributes its products through its operations in San Diego, California, and Lyon, France. For information on Synbiotics and its products, visit the Company’s website at www.synbiotics.com.

With the exception of historical matters, the issues discussed in this press release are forward-looking statements that are subject to the risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including competition from larger companies, reliance on third-party manufacturers and distributors, possible technology improvements by others, the ability to assimilate acquired businesses, the continued effect on the business from our 2002 lack of liquidity, the seasonality of major portions of the Company’s business and other risks set forth in Synbiotics Corporation’s filings with the Securities and Exchange Commission, particularly Form 10-K for the year ended December 31, 2002. These forward-looking statements represent Synbiotics Corporation’s judgment as of the date of the release. Synbiotics Corporation disclaims, however, any intent or obligation to update these forward-looking statements.

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